As filed with the Securities and Exchange Commission on June 9, 1998
                                                    Registration No. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                       Kinder Morgan Energy Partners, L.P.
             (Exact name of registrant as specified in its charter)
      Delaware                                      76-0380342
(State of incorporation)           (I.R.S. Employer Identification Number)
                       Kinder Morgan Energy Partners, L.P.
                        1301 McKinney Street, Suite 3450
                              Houston, Texas 77010
          (Address, including zip code, of principal executive offices)

           Kinder Morgan Energy Partners, L.P. Common Unit Option Plan
                              (Full title of plan)

                                 Clare H. Doyle
                       Kinder Morgan Energy Partners, L.P.
                        1301 McKinney Street, Suite 3450
                              Houston, Texas 77010
                     (Name and address of agent for service)

                                 (713) 844-9500
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                                George E. Rider,
                              Patrick J. Respeliers
                            Morrison & Hecker, L.L.P.
                                2600 Grand Avenue
                           Kansas City, Missouri 64108
===============================================================================

                         CALCULATION OF REGISTRATION FEE
     ====================================================================
         Title of      Amount to    Proposed     Proposed     Amount of
        Securities        be        Maximum       Maximum    Registration
     to be Registered Registered    Offering     Aggregate       Fee
                          (1)      Price Per     Offering
                                      Unit         Price
     ====================================================================
     Common                5,000 $ 34.5625 (2)  $  172,813      $    51
     Units.........      118,000 $ 35.4375 (2)  $4,181,625      $ 1,234
                           2,500 $ 36.0000 (2)  $   90,000      $    27
                          10,000 $ 36.2500 (2)  $  362,500      $   107
                         114,500 $ 37.2188 (3)  $4,261,553      $ 1,257
                         -------  --------      ----------      -------
                         250,000 $142.2500      $9,068,491      $ 2,676

     ====================================================================
     (1) In the event of a unit split, unit dividend, or similar transaction involving the common units of the Partnership (the "Units"), the number of units registered hereby shall automatically be increased to cover such additional units as may be issued, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").

     (2)  Computed  pursuant  to Rule  457(h)  under  the  Securities  Act.
     (3) Pursuant to Rule 457(c) and (h) under the Securities Act, the offering price is estimated, solely for the purpose of determining the registration fee, using the average of the high and low sales prices for the Units on June 5, 1998, as reported in the consolidated reporting system of the New York Stock Exchange.

                                EXPLANATORY NOTE

   The Reoffer Prospectus which is filed as a part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for reoffers or resales of the Units of Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), acquired by "affiliates" (as such term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended) pursuant to the exercise of options under the Kinder Morgan Energy Partners, L.P. Common Unit Option Plan.

                       Kinder Morgan Energy Partners, L.P.

                               Reoffer Prospectus

              250,000 Units Representing Limited Partner Interests


   This Reoffer Prospectus (this "Prospectus") relates to an aggregate of 250,000 common units (the "Units") representing limited partner interests in Kinder Morgan Energy Partners, L.P. (the "Partnership") that may be offered from time to time by certain selling unitholders (the "Selling Unitholders") who may be deemed "affiliates" of the Partnership (as such term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended (the "Securities Act")) subsequent to the exercise of Unit options that have been granted or that may in the future be granted pursuant to the Kinder Morgan Energy Partners, L.P. Common Unit Option Plan (the "Plan"). The Partnership's Units trade on the New York Stock Exchange under the symbol "ENP." When acquired by the Selling Unitholders as a result of the exercise of options granted pursuant to the Plan, Units may be sold, from time to time, in ordinary brokers' transactions through the New York Stock Exchange at the price prevailing at the time of such sales. The commission payable will be the regular commission a broker receives for effecting such sales. Units may also be offered in block trades, private transactions or otherwise. See "Plan of Distribution." The net proceeds to the Selling Unitholders will be the proceeds received by them upon such sales, less brokerage commissions incurred in connection therewith. The Partnership will receive no proceeds from the sale of such Units. See "Use of Proceeds." Information regarding the Selling Unitholders is set forth below under the heading "Selling Unitholders". All expenses of registration incurred in connection with this offering are being borne by the Partnership, but the selling and other expenses incurred by individual Selling Unitholders will be borne by each such person.

   No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus, and, if given or made, any such information or representation must not be relied upon as having been authorized by the Partnership. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities in any state or other jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. The delivery of this Prospectus or any sale made hereunder shall not, under any circumstances, create any implication that there has been no change in the affairs of the Partnership since the date hereof. On June 5, 1998, the last reported sale price of the Units on the New York Stock Exchange was $36.9375 per Unit.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Reoffer Prospectus is June 9, 1998.

                              AVAILABLE INFORMATION

   The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Partnership can be inspected and copied at the Commission's office at 450 Fifth Street, N.W., Washington, DC
20549 and the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such material can be obtained from the Public Records section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding the registrants that file electronically with the Commission. The address of such Internet Web site is http://www.sec.gov.

   The Partnership has filed a registration statement (the "Registration Statement") on Form S-8 with respect to the Units offered hereby with the Commission under the Securities Act. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

   The following documents filed previously with the Commission are specifically incorporated herein by reference:

   (1)The Partnership's Annual Report on Form 10-K for the Partnership's fiscal year ended December 31, 1997 (the "Form 10-K");

   (2)The Partnership's Current Report on Form 8-K dated March 5, 1998, as amended; and

   (3)The Partnership's Quarterly Report on Form 10-Q for the period ended March 31, 1998.

   The description of the Units which is contained in the Partnership's registration statement on Form S-1 (File No. 33-48142) under the Securities Act filed on June 1, 1992, including any amendment or reports filed for the purpose of updating such description, is incorporated herein by reference.

   All documents filed by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be incorporated by reference into this Prospectus and be a part hereof on the date such documents are filed by the Partnership with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any document filed subsequent to the date of this Prospectus which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   Any person receiving a copy of this Prospectus, including any prospective beneficial owner of Units, may obtain without charge and upon request a copy of any and all of the documents incorporated herein by reference, except for the exhibits to such documents. Written requests should be mailed to the principal executive office of the Partnership, as follows: Kinder Morgan Energy Partners, L.P., 1301 McKinney Street, Suite 3450, Houston, Texas 77010, Attention:
Secretary. Telephone requests may be directed to the Partnership at (713) 844-9500, which is the telephone number for the principal executive office of the Partnership.

                INFORMATION REGARDING FORWARD LOOKING STATEMENTS

   This Prospectus and the documents incorporated herein by reference include forward looking statements. These forward looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as plans, expects, anticipates, estimates, will and other words and phrases of similar meaning. Although the Partnership believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Such forward looking statements involve known and unknown risks and uncertainties. Given these uncertainties, prospective investors are cautioned not to rely on such forward looking statements. The Partnership's actual actions or results may differ materially from those discussed in the forward looking statements. Specific factors which could cause actual results to differ from those in the forward looking statements, include, among others:

   * price trends and overall demand for natural gas liquids ("NGLs"), refined petroleum products, carbon dioxide ("CO2"), and coal in the United States (which may be affected by general levels of economic activity, weather, alternative energy sources, conservation and technological advances);

   * changes  in the  Partnership's  tariff  rates  set by  the  Federal  Energy
     Regulatory   Commission   ("FERC")  and  the  California  Public  Utilities
     Commission ("CPUC");

   * the Partnership's  ability to integrate the acquired operations of Santa Fe
     Pacific   Pipeline   Partners,   L.P.   ("Santa   Fe")  (and  other  future
     acquisitions) into its existing operations;

   * with respect to the Partnership's coal terminals, the ability of railroads to deliver coal to the terminals on a timely basis;

   * the Partnership's ability to successfully identify and close strategic acquisitions and realize cost savings;

   * the discontinuation of operations at major end-users of the products transported by the Partnership's liquids pipelines (such as refineries, petrochemical plants, or military bases); and

   * the  condition  of the  capital  markets  and equity  markets in the United
     States.

     The availability to a Unitholder of the federal income tax benefits of an investment in the Partnership largely depends on the classification of the Partnership as a partnership for that purpose. The Partnership will rely on an opinion of counsel, and not a ruling from the Internal Revenue Service, on that issue and others relevant to a Unitholder.

   For additional information which could affect the forward looking statements, see "Risk Factors" listed on page 4 of this Prospectus and "Risk Factors" included in the Form 10-K, which is incorporated herein by reference. The Partnership disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward looking statements included or incorporated by reference herein to reflect future events or developments.

   The information referred to above should be considered by potential investors when reviewing any forward looking statements contained in this Prospectus, in any documents incorporated herein by reference, in any of the Partnership's public filings or press releases or in any oral statements made by the Partnership or any of its officers or other persons acting on its behalf.

                                  RISK FACTORS

     Prior to making an investment decision, prospective investors should carefully consider each of the following risk factors, together with other information set forth elsewhere in the Prospectus or incorporated herein by reference. A more detailed description of each of these risks factors, as well as other risk factors, is included in the Partnership's Form 10-K, which is incorporated herein by reference.

Pending FERC and CPUC Proceedings Seek Substantial Refunds and Reductions in Tariff Rates

     Various  shippers  have  filed  complaints  before  the  FERC  and the CPUC challenging certain pipeline tariff rates of the Partnership's Pacific Operations. The FERC complaints allege that such rates are not entitled to "grandfathered" status under the Energy Policy Act of 1992. The CPUC complaint generally challenges rates changed by the Pacific Operations for intrastate transportation of refined petroleum products in California and seeks prospective rate reductions. If such challenges before the FERC and CPUC are upheld they could result in substantial rate refunds and prospective rate reductions, which could result in a material adverse effect on the Partnership's results of operations, financial condition, liquidity and funds available for distributions.

The Partnership May Experience Difficulties Integrating Santa Fe's Operations and Realizing Synergies

     The Partnership may incur costs or encounter other challenges not currently anticipated in integrating the acquired operations of Santa Fe into the Partnership, which may negatively affect its prospects. The integration of operations following the acquisition will require the dedication of management and other personnel which may temporarily distract their attention from the day-to-day business of the Partnership, the development or acquisition of new properties and the pursuit of other business acquisition opportunities.

Possible Insufficient Cash to Pay Current Level of Distributions

     The pro forma historical combined cash flow of the Partnership and Santa Fe for 1997 would not be sufficient to pay the Partnership's current annual distribution on all of its outstanding Units. The Partnership must realize anticipated cost savings resulting from the acquisition of Santa Fe and increase revenues in certain sectors in accordance with the Partnership's 1998 business plan, if it is to continue its current level of distributions. In addition, adverse changes in the Partnership's business, including the disruption of operations at major suppliers or end-users, may adversely affect distributions to Unitholders.

Risks Associated With Leverage

     Substantially all of the Partnership's assets are pledged to secure its indebtedness. If the Partnership defaults in the payment of its indebtedness, the Partnership's lenders will be able to sell the Partnership's assets to pay the debt. In addition, the agreements relating to the Partnership's debt contain restrictive covenants which may in the future prevent the General Partner from taking actions that it believes are in the best interest of the Partnership. The agreements governing the Partnership's indebtedness generally prohibit the Partnership from making cash distributions to holders of Units more frequently than quarterly, from distributing amounts in excess of 100% of Available Cash (as defined in the Partnership Agreement) for the immediately preceding calendar quarter and from making any distribution to holders of Units an event of default exists or would exist upon making such distribution.

Possible Change of Control if KMI Defaults on its Debt

     Kinder Morgan, Inc. ("KMI"), the parent of the General Partner, has pledged all of the stock of the General Partner to secure KMI's indebtedness. If KMI were to default in the payment of such debt, the lenders could acquire control of the General Partner.

The Partnership Could Have Significant Environmental Costs in the Future

     The Partnership could incur significant costs and liabilities in the event of an accidental leak or spill in connection with liquid petroleum products transportation and storage. In addition, it is possible that other developments, such as increasingly strict environmental laws and regulations, could result in significant increased costs and liabilities to the Partnership.

Loss of  Easements for Liquids Pipelines

     A significant portion of the Liquids Pipelines are located on properties for which the Partnership has been granted an easement for the construction and operation of such pipelines. If any such easements were successfully challenged (or if any non-perpetual easement were to expire), the Partnership should be able to exercise the power of eminent domain to obtain a new easement at a cost that would not have a material adverse effect on the Partnership, although no assurance in this regard can be given. The Partnership does not believe that Shell CO2 Company has the power of eminent domain with respect to its CO2 pipelines. The inability of the Partnership to exercise the power of eminent domain could disrupt the Liquids Pipelines' operations in those instances where the Partnership will not have the right through leases, easements, rights-of-way, permits or licenses to use or occupy the property used for the operation of the Liquids Pipelines and where the Partnership is unable to obtain such rights.

Change in Management of Santa Fe Assets

     As a result of the Partnership's acquisition of Santa Fe, the assets of Santa Fe are under the ultimate control and management of different persons.

Risks Associated with Shell CO2 Company

     The Partnership is entitled during the four year period ended December 31, 2002 to a fixed, quarterly distribution from Shell CO2 Company, to the extent funds are available. If such amount exceeds the Partnership's proportionate share of distributions during such period, the Partnership would receive less than its proportionate share of distributions during the next two years (and could be required to return a portion of the distributions received during the first four years).

Competition

     The Partnership is subject to competition from a variety of sources, including competition from alternative energy sources (which affect the demand for the Partnership's services) and other sources of transportation.

Risks Associated with the Partnership Agreement and State Law

     There are various risks associated with the Partnership's Second Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement"), including, among others:

  * Unitholders have limited voting rights. Unitholders do not have the ability to elect the management of the Partnership.

  * The vote of 66 2/3% of the Units is required to remove the General Partner, which means that it will be difficult to remove the General Partner if one or more Unitholders disagree with the General Partner.

  * The General Partner has the right to purchase all of the Units if at any time the General Partner and its affiliates own 80% or more of the outstanding limited partner interests. In addition, any Units held by a person (other than the General Partner and its affiliates) that owns 20% or more of the Units cannot be voted. The General Partner also has preemptive rights with respect to new issuances of Units. These provisions may make it more difficult for another entity to acquire control of the Partnership.

  * No limit exists on the number or type of additional limited partner interests that the Partnership may sell. A Unitholders' percentage interest in the Partnership is therefore potentially subject to significant dilution.

  * The Partnership Agreement purports to limit the General Partner's liability and fiduciary duties to the holders of Units.

  * Unitholders may be required to return funds that they knew were wrongfully distributed to them.

Conflicts of Interest

     The  General  Partner  may  experience   conflicts  of  interest  with  the
Partnership, which could result in the General Partner taking actions that are not in the best interests of the Unit holders.

                                 THE PARTNERSHIP

     Kinder Morgan Energy Partners, L.P., a Delaware limited partnership ("the Partnership"), is a publicly traded master limited partnership ("MLP") formed in August 1992. The Partnership manages a diversified portfolio of midstream energy assets, including six refined products/liquids pipeline systems containing over 5,000 miles of trunk pipeline (the "Liquids Pipelines") and 21 truck loading terminals. The Partnership also owns two coal terminals, a 20% interest in a joint venture with affiliates of Shell Oil Company ("Shell") which produces, markets and delivers CO2 for enhanced oil recovery ("Shell CO2 Company") and a 25% interest in a Y-grade fractionation facility. The Partnership is the largest pipeline MLP and has the second largest products pipeline system in the United States in terms of volumes delivered.

     The Partnership's objective is to operate as a low-cost, growth-oriented MLP by reducing operating expenses, better utilizing and expanding its asset base and making selective, strategic acquisitions that are accretive to Unitholder distributions. The Partnership regularly evaluates potential acquisitions of complementary assets and businesses, although there are currently no agreements or commitments with respect to any material acquisition. The General Partner's incentive distributions provide it with a strong incentive to increase Unitholder distributions through successful management and growth of the Partnership's business. The success of this strategy was demonstrated in the first quarter of 1998 and in 1997 as net income (before extraordinary items) grew by 307% and 49%, respectively, over the first quarter of 1997 and the 1996 fiscal year, respectively. As a result of this strong financial performance, the Partnership was able to increase its distribution to Unitholders by 90% from an annualized rate of $1.26 per Unit at year-end 1996 to an annualized rate of $2.40 per Unit commencing in the second quarter of 1998, as announced on May 13, 1998.

     On March 6, 1998, the Partnership acquired substantially all of the assets of Santa Fe Pacific Pipeline Partners, L.P. ("Santa Fe"), which assets currently comprise the Partnership's Pacific Operations, for an aggregate consideration of approximately $1.4 billion consisting of approximately 26.6 million Units, $84.4 million in cash and the assumption of certain liabilities. On March 5, 1998, the Partnership contributed its 157 mile Central Basin CO2 Pipeline and approximately $25.0 million in cash for a 20% limited partner interest in Shell CO2 Company.

     The Partnership's operations are grouped into three reportable business segments: Liquids Pipelines; Coal Transfer, Storage and Services; and Gas Processing and Fractionation.

Liquids Pipelines

     The Liquids Pipelines segment includes both interstate common carrier pipelines regulated by FERC and intrastate pipeline systems, which are regulated by the CPUC in California. Products transported on the Liquids Pipelines segment include refined petroleum products, NGLs and CO2. The Liquids Pipelines segment conducts operations through two geographic divisions: Kinder Morgan Pacific Operations and Kinder Morgan Mid-Continent Operations.

     Pacific Operations. The Pacific Operations include four pipeline systems which transport approximately one million barrels per day of refined petroleum products such as gasoline, diesel and jet fuel, and 13 truck loading terminals. These operations serve approximately 44 customer-owned terminals, three commercial airports and 12 military bases in six western states. Pipeline transportation of gasoline and jet fuel has a direct correlation with changing demographics, and the Partnership serves, directly or indirectly, some of the fastest growing populations in the United States, such as the Los Angeles and Orange, California, the Las Vegas, Nevada and the Tucson and Phoenix Arizona areas. The Pacific Operations transport, directly or indirectly, virtually all of the refined products utilized in Arizona and Nevada, together with the majority of refined products utilized in California. The Partnership plans to extend its presence in these rapidly growing markets in the western United States through accretive acquisitions and incremental expansions of the Pacific Operations. In the near term, the Partnership expects to realize $15-20 million per year in cost savings through elimination of redundant general and administrative and other expenses following the acquisition of Santa Fe.

     Mid-Continent Operations. The Mid-Continent Operations consist of two pipeline systems (the North System and the Cypress Pipeline), the Partnership's indirect interest in Shell CO2 Company and a 50% interest in Heartland Pipeline Company.

   The North System includes a 1,600 mile NGL and refined products pipeline which is a major transporter of products between the NGL hub in Bushton, Kansas and Chicago, Illinois industrial area consumers, such as refineries and petrochemical plants. In addition, the North System has eight truck loading terminals, which primarily deliver propane throughout the upper midwest, and approximately 3 million barrels of storage capacity. Since the North System serves a relatively mature market, the Partnership intends to focus on increasing throughput by remaining a reliable, cost-effective provider of transportation services and by continuing to increase the range of products transported and services offered.

     The Cypress Pipeline is a 100 mile NGL pipeline originating in the NGL hub in Mont Belvieu, Texas which serves a major petrochemical producer in Lake Charles, Louisiana. The bulk of the capacity of this pipeline is under a long term ship or pay contract with this producer.

     Shell CO2 Company is a leader in the production, transportation and marketing of CO2 and serves oil producers, primarily in the Permian Basin of Texas and the Oklahoma panhandle, utilizing enhanced oil recovery programs. With ownership interests in two CO2 domes, two CO2 trunklines, and a distribution pipeline running throughout the Permian basin, Shell CO2 Company can deliver over 1 billion cubic feet of CO2 per day. Within the Permian Basin, Shell CO2 Company offers its customers "one-stop shopping" for CO2 supply, transportation and technical service. Outside the Permian Basin, Shell CO2 Company intends to compete aggressively for new supply and transportation projects which the Partnership believes will arise as other United States oil producing basins mature and make the transition from primary production to enhanced recovery methods.

     The Heartland Pipeline Company transports refined petroleum products over the North System from refineries in Kansas and Oklahoma to a Conoco terminal in Lincoln, Nebraska and Heartland's terminal in Des Moines, Iowa. Demand for, and supply of, refined petroleum products in the geographic regions served by Heartland directly affect the volume of refined petroleum products it transports.

Coal Transfer, Storage and Services

     The Coal Transfer, Storage and Services segment consists of two coal terminals with capacity to transload approximately 40 million tons of coal annually. The Cora Terminal is a high-speed, rail-to-barge coal transfer and storage facility located on the upper Mississippi River near Cora, Illinois. The Grand Rivers Terminal, located on the Tennessee River near Paducah, Kentucky, is a modern, high-speed coal handling terminal featuring a direct dump train-to-barge facility, a bottom dump train-to-storage facility, a barge unloading facility and a coal blending facility. A majority of the coal loaded through these terminals is low sulfur western coal. The Partnership believes demand for this coal should increase due to the provisions of the Clean Air Act Amendments of 1990 mandating decreased sulfur emissions from power plants. This low sulfur coal is often blended at the terminals with higher sulfur/higher Btu Illinois Basin Coal. The Partnership's modern blending facilities and rail access to low sulfur western coal enable it to offer higher margin services to its customers. Through the Partnership's Red Lightning Energy Services unit, the Partnership markets specialized coal services for both the Cora Terminal and the Grand Rivers Terminal.

Gas Processing and Fractionation

     The Gas Processing and Fractionation segment consists of (i) the Partnership's 25% indirect interest in the Mount Belvieu Fractionator and (ii) the Painter Gas Processing Plant. The Mount Belvieu Fractionator is a full service fractionating facility with capacity of approximately 200,000 barrels per day. Located in proximity to major end-users of it products, the Mount Belvieu Fractionator has consistent access to the largest domestic market for NGL products, as well as to deepwater port loading facilities via the Port of Houston, allowing access to import and export markets. The Painter Gas Processing Plant includes a natural gas processing plant, a nitrogen rejection fractionation facility, an NGL terminal and interconnecting pipelines with truck and rail loading facilities. Most of the Painter facilities are leased to Amoco under a long-term arrangement.


                               SELLING UNITHOLDERS

   Units offered pursuant to this Prospectus have been or will be acquired by Selling Unitholders upon the exercise of unit options granted by the Partnership pursuant to the Plan.

     The following table sets forth: (i) the name of each Selling Unitholder and his or her position with the Partnership during the past three years; (ii) the number of Units owned beneficially by him or her as of June 4, 1998; (iii) the maximum number of Units that may be offered by him or her pursuant to this Prospectus as of the date of this Prospectus; and (iv) the number of Units that will be owned by him or her assuming sale of the maximum number of Units offered for sale pursuant to this Prospectus. No Selling Unitholder will own more than 1% of the outstanding Units after completion of the offering contemplated hereby.

                                             Units
                                         (Including All           Units
                                          Units Subject        Acquired or
                                           to Options)         Expected to              Units
                                            Owned on           Be Acquired              to be
       Name and Position(s)                June 4,           Pursuant to Plan         Owned after
         with Partnership                     1998 <F1>          Options               Offering
    --------------------------            --------------         -------               --------
Alan L. Atterbury - Director                  8,000               5,000                13,000
Clare Doyle - Vice President,                     0               5,000                 5,000
Secretary
Edward O. Gaylord - Director                  4,000               5,000                 9,000
James Higgins - Vice President                    0               5,000                 5,000
Roger M. Knouse - Vice President                400               4,000                 4,400
Mary F. Morgan - Vice President                   0               5,000                 5,000
Roger C. Mosby - Vice President               1,600               5,000                 6,600
William White - Vice President                  800               9,000                 9,800
Eashy Yang - Vice President                                       4,000                 4,000

<F1>The  number of Units shown includes the Units actually owned as of June 4,
    1998 and the Units that the identified person had the right to acquire within 60 days of June 4, 1998 pursuant to the exercise of Unit options or conversion of securities.

   The preceding table reflects all Selling Unitholders who are eligible to reoffer and resell Units, whether or not they have a present intent to do so. There is no assurance that any of the Selling Unitholders will sell any or all of the Units offered by them hereunder. The inclusion in the foregoing table of the individuals named therein shall not be deemed to be an admission that any such individuals are "affiliates" of the Partnership.

   This Prospectus may be amended or supplemented from time to time to add or delete Selling Unitholders.


                                 USE OF PROCEEDS

   The Partnership will receive no portion of the proceeds of the sale of the Units.


                              PLAN OF DISTRIBUTION

   The Units may be sold from time to time by or for the account of the Selling Unitholders in the over-the-counter market, on the NYSE or otherwise, at prices and on terms then prevailing or at prices related to the then current market price, at fixed prices that may be changed or in negotiated transactions at negotiated prices. The Units may be sold by any one or more of the following methods: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) exchange distributions and/or secondary distributions in accordance with the rules of the applicable exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) privately negotiated transactions. In effecting sales, brokers or dealers engaged by the Selling Unitholders may arrange for other brokers or dealers to participate in the sales. In addition, any Units covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

   In connection with the distribution of the Units, the Selling Unitholders may enter into hedging transactions with brokers or dealers. In connection with such transactions, brokers or dealers may engage in short sales of the Units in the course of hedging the positions they assume with the Selling Unitholders. The Selling Unitholders may also enter into option or other transactions with brokers or dealers which require the delivery to the broker or dealer of the Units, which the broker or dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Unitholders may also loan or pledge the Units to a broker or dealer, and the broker or dealer may sell the Units so loaned or, upon a default, effect sales of the Units so pledged, pursuant to this Prospectus.

   The Selling Unitholders may effect such transactions by selling Units through brokers or dealers, and such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Unitholders (which may or may not exceed those customary in the types of transactions involved). The Selling Unitholders and any brokers or dealers that participate in the distribution of the Units may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profit on the sale of Units by it and any commissions, discounts or concessions received by any such broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act.

   The Partnership has agreed to indemnify the Selling Unitholders, their officers, directors, controlling persons, and agents, and any person acting as an underwriter in connection with the offering and sale of the Units, against certain liabilities, including liabilities arising under the Securities Act, and the Selling Unitholders also may agree to indemnify any such agent or underwriter against certain of such liabilities. The Partnership will pay all costs and expenses of the registration and offering of the Units, other than discounts and commissions, and other than costs incurred after six months from the effectiveness of the registration of the Units that are required to maintain the effectiveness of such registration beyond such six months.

                                  LEGAL MATTERS

   The validity of Units offered hereby will be passed upon for the Partnership by Morrison & Hecker L.L.P., 2600 Grand Avenue, Kansas City, Missouri 64108.


                                     EXPERTS

   The consolidated financial statements as of and for the year ended December 31, 1997 of the Partnership and its subsidiaries and the financial statements as of and for the year ended December 31, 1997 of Mont Belvieu Associates incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of the Partnership and subsidiaries and the financial statements of Mont Belvieu Associates as of December 31, 1996 and for the two years ended December 31, 1996 included in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements of Santa Fe as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated in this Prospectus by reference to the Partnership's Current Report on Form 8-K dated March 5, 1998, as amended, have been so incorporated in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The balance sheet of the General Partner as of December 31, 1997, incorporated by reference in the Registration Statement of which this Prospectus is a part, has been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

   The following documents filed by the Partnership with the Commission pursuant to the Exchange Act are incorporated in this Registration Statement by reference:

   (1)The Partnership's Annual Report on Form 10-K for the Partnership's fiscal year ended December 31, 1997 (File No.
      1-11234);

   (2)The Partnership's Current Report on Form 8-K dated March 5, 1998, as amended; and

   (3)The Partnership's Quarterly Report on Form 10-Q for the period ended March 31, 1998.

   The description of the Units which is contained in the Partnership's registration statement on Form S-1 (File No. 33-48142) under the Securities Act filed on June 1, 1992, including any amendment or reports filed for the purpose of updating such description, is incorporated herein by reference.

   All documents filed by the Partnership subsequent to the date of this Registration Statement pursuant to Section 13, 14 or 15(d) of the Exchange Act and prior to any filing by the Partnership of a post-effective amendment indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other document filed subsequently which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

   Not  applicable,  the Units are  registered  under Section 12 of the Exchange
Act.

Item 5.  Interests of Named Experts and Counsel.

   Not applicable.

Item 6.  Indemnification of Directors and Officers.

   The Partnership Agreement provides that the Partnership will indemnify any person who is or was an officer or director of the General Partner or any departing partner, to the fullest extent permitted by law. In addition, the Partnership may indemnify, to the extent deemed advisable by the General Partner and to the fullest extent permitted by law, any person who is or was serving at the request of the General Partner or any affiliate of the General Partner or any departing partner as an officer or director of the General Partner, a departing partner or any of their Affiliates (as defined in Partnership Agreement) ("Indemnitees") from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an officer or director or a person serving at the request of the Partnership in another entity in a similar capacity, provided that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of the Partnership and the General Partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase (or to reimburse the General Partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such person to indemnify such person against such liabilities under the provisions described above.

   Article XII(c) of the Certificate of Incorporation of the General Partner (the "Corporation" therein) contains the following provisions relating to indemnification of directors and officers:

           (c) Each director and each officer of the corporation (and such holder's heirs, executors and administrators) shall be indemnified by the corporation against expenses reasonably incurred by him in connection with any claim made against him or any action, suit or proceeding to which he may be made a party, by reason of such holder being or having been a director or officer of the corporation (whether or not he continues to be a director or officer of the corporation at the time of incurring such expenses), except in cases where the claim made against him shall be admitted by him to be just, and except in cases where such action, suit or proceeding shall be settled prior to adjudication by payment of all or a substantial portion of the amount claimed, and except in cases in which he shall be adjudged in such action, suit or proceeding to be liable or to have been derelict in the performance of such holder's duty as such director or officer. Such right of indemnification shall not be exclusive of other rights to which he may be entitled as a matter of law.

   Richard D. Kinder, the Chairman of the Board of Directors and Chief Executive Officer of the General Partner, and William V. Morgan, a Director and Vice Chairman of the General Partner, are also officers and directors of Kinder Morgan, Inc., the parent corporation of the General Partner ("KMI") and are entitled to similar indemnification from KMI pursuant to KMI's certificate of incorporation and bylaws.

Item 7.  Exemption from Registration Claimed.

   Not Applicable.

Item 8.  Exhibits.

   The following exhibits are filed herewith or are incorporated herein by reference to the indicated documents filed by the Partnership with the Commission.

Exhibit No.

 **4.1 - Second Amended and Restated Agreement of Limited Partnership of Kinder Morgan Energy Partners, L.P. (Exhibit 3.1 to Kinder Morgan Energy Partners, L.P. Amendment No. 1 to Registration Statement on Form S-4 filed April 13, 1998 (File No. 333-46709))

 **4.2 -  Kinder Morgan Energy Partners,  L.P. Common Unit Option  Plan.(Exhibit
          10.6 to Annual Report on Form 10K for the year ended December 31,
          1997).

 **4.3 - Form of Certificate representing a Common Unit. (Exhibit 3.1 to Kinder Morgan Energy Partners, L.P. registration on Form S-4 filed February 4, 1998 (File No. 333-44519)).

  *5.1 -  Opinion of Morrison & Hecker L.L.P.  regarding  legality of shares.

 *23.1 -  Consent  of  Morrison  &  Hecker  L.L.P. (included  in Exhibit 5).

 *23.2 -  Consent of Price Waterhouse LLP.

 *23.3 -  Consent of Price Waterhouse LLP.

 *23.4 -  Consent of Arthur Andersen LLP.

 *24.1 -  Power of Attorney (included on the signature page).

 **99.1 - Balance  Sheet of Kinder  Morgan  G.P.,  Inc. as of December  31, 1997
          (Exhibit 99.1 to Amendment No. 1 to the Partnership's Registration Statement on Form S-4 (File No. 333-46709) filed April 14, 1998).

*      Filed herewith.
**     Incorporated by reference.

Item 9.  Undertakings.

   A. The undersigned registrant hereby undertakes:

   (i) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

           (a) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (b) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (c) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (iii) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

   B. The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the security being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 8, 1998.

                                     KINDER MORGAN ENERGY PARTNERS, L.P.
                                     (A Delaware Limited Partnership)
                                     By: KINDER MORGAN G.P., INC.,
                                         as General Partner

                                     By:/s/ Thomas B. King
                                        -------------------
                                        Thomas B. King
                                        President

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Kinder, Thomas B. King and William V. Morgan, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and file (i) any or all amendments (including post-effective amendments) to this Registration Statement and any and all other documents in connection therewith, and all exhibits thereto, and (ii) a Registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant  to  the   requirements   of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Name                           Title                       Date

/s/ Richard D. Kinder    Chairman of the Board and            June 8, 1998
---------------------    Chief
Richard D. Kinder        Executive Officer of Kinder
                         Morgan G.P., Inc.

/s/ William V. Morgan        Director and Vice Chairman       June 8, 1998
---------------------        of Kinder Morgan G.P., Inc.
William V. Morgan

/s/ Alan L. Atterbury        Director of Kinder Morgan        June 8, 1998
---------------------        G.P., Inc.
Alan L. Atterbury

/s/ Edward O. Gaylord        Director of Kinder Morgan        June 8, 1998
------------------------     G.P., Inc.
Edward O. Gaylord

/s/ Thomas B. King           Director, President and          June 8, 1998
------------------------     Chief Operating Officer of
Thomas B. King               Kinder Morgan G.P., Inc.

/s/ David G. Dehaemers, Jr.  Vice President of Kinder         June 8, 1998
------------------------     Morgan G.P., Inc. (Chief
David G. Dehaemers, Jr.      Financial Officer and Chief
                             Accounting Officer)